                                                                    Exhibit 99.1
2

                          (STERLING GROUP LETTERHEAD)

John Tietjen                              Kimberly Storin
Chief Financial Officer                   Investor Relations/Media Relations
Sterling Bancorp                          MWW Group
john.tietjen@sterlingbancorp.com          kstorin@mww.com
212.757.8035                              212.827.3752


FOR IMMEDIATE RELEASE

     STERLING BANCORP TO PARTICIPATE IN KBW EASTERN REGIONAL BANK SYMPOSIUM

New York, NY, March 1, 2004 - Sterling Bancorp (NYSE: STL), a financial holding company and the parent company of Sterling National Bank, announced today that President John C. Millman, will address the KBW Eastern Regional Bank Symposium sponsored by Keefe, Bruyette & Woods, Inc March 3-4, 2004 at the Langham Hotel in Boston, MA.

Mr. Millman's presentation will commence at 8:45 AM on Wednesday, March 3, 2004 and will focus on Sterling's full year 2003 record financial results, corporate strategies and ongoing growth initiatives.

A copy of the slide presentation will be available on March 3, 2004 on the Company's website: www.sterlingbancorp.com. In addition, Sterling's presentation will be simultaneously web cast on Keefe, Bruyette & Woods' website: www.kbw.com.

ABOUT STERLING BANCORP

Sterling Bancorp (NYSE: STL) is a financial holding company with assets of $1.8 billion, offering a broad array of banking and financial services products. Its principal banking subsidiary is Sterling National Bank, founded in 1929. Sterling provides a wide range of products and services, including business and consumer loans, commercial and residential mortgage lending and brokerage, asset-based financing, factoring, trade financing, equipment leasing, corporate and consumer deposit services, trust and estate administration, and investment management services. The Company has operations in New York, New Jersey, and North Carolina and conducts business throughout the U.S.

                                       ###